Exhibit 11 - Computations of Earnings Per Share
                   Tredegar Industries, Inc. and Subsidiaries
                    (In Thousands, Except Per-Share Amounts)
                                   (Unaudited)

                                                                Three Months
                                                               Ended March 31
                                                            --------------------
                                                              1996        1995
                                                            -------      -------

Net income                                                  $16,347      $ 4,445
                                                            =======      =======

Earnings per common and dilutive common
     equivalent share as reported (1)                       $  1.27      $  0.33
                                                            =======      =======

PRIMARY EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
     of outstanding stock options (2)                           690          230
Weighted average common shares outstanding
     during period                                           12,187       13,512
                                                            -------      -------
Weighted average common and dilutive common
     equivalent shares                                       12,877       13,742
                                                            =======      =======

Primary earnings per share (1)                              $  1.27      $  0.32
                                                            =======      =======

FULLY DILUTED EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
     of outstanding stock options (3)                           690          312
Weighted average common shares outstanding
     during period                                           12,187       13,512
                                                            -------      -------
Weighted average common and dilutive common
    equivalent shares                                        12,877       13,824
                                                            =======      =======

Fully diluted earnings per share (3)                        $  1.27      $  0.32
                                                            =======      =======


Notes to Exhibit 11:
(1) Shares used to compute earnings per common and dilutive common equivalent share include common stock equivalents for the first quarter ended March 31, 1996. Common stock equivalents were not dilutive by 3% or more during the first quarter ended March 31, 1995, and therefore were excluded from the computation of earnings per common and dilutive common equivalent share reported in the consolidated statements of income for that period.
(2)      Computed using the average market price during the related period.
(3) Computed using the higher of the average market price during the related period and the market price at the end of the related period. Fully diluted earnings per common and dilutive common equivalent share is not materially different (dilutive by 3% or more) from earnings per common and dilutive common equivalent share reported in the consolidated statements of income.